EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2023 Conference Call
August 2, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2023 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K/A with the SEC on August 2, 2023, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter ended June 30, 2023 with the second quarter ended June 30, 2022.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

After my introductory comments, Deric will review our second quarter financial results and then Chris will provide an operational update on our portfolio.

The main themes for our call today are:

First, we are very pleased with the strong RevPAR growth we achieved in the second quarter. Our portfolio continues to ramp up nicely. We are clearly seeing the benefit of a broadly diversified, high quality portfolio that is balanced across leisure, corporate, and group demand sources.

Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $442 million of net working capital and feel well-positioned for our upcoming extension tests. In addition, we continue to have access to undrawn capital if needed via our strategic financing.

Third, the capital raising for our non-traded preferred is ramping up nicely and increased over 148% from the first quarter. We continue to be excited about this source of capital for our platform.
Now for some additional details on these three themes.

RevPAR for all hotels in our portfolio increased 6.7% in the second quarter compared to the prior year quarter. This RevPAR growth was led by occupancy, which increased 2.8% over the prior year quarter, and we also saw strong growth in average rates, which increased 3.8% over the prior year quarter. In addition to our solid hotel performance, the vast majority of our hotels are now out of their respective cash traps. This is an important step for our Company as it allows us full flexibility to use our cash to optimize our capital structure, pay down debt, or invest in growth opportunities.
Looking ahead, we believe our geographically diverse portfolio, consisting of high-quality assets with best-in-class brands and management companies is well positioned. We also believe that our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to consistently manage costs and optimize revenues aggressively, enabling us to outperform the industry from an operations standpoint for many years.

During the quarter, we made significant progress on our loan extensions and made the strategic decision to not make the required paydowns on our KEYS A, B and F loan pools in order to meet the extension debt yield tests. This was a prudent economic decision that reflected a comprehensive capital management process by the Company, which explored and assessed multiple options for these assets including refinancing, extensions, and potential asset sales.

Importantly, the recent amendment to our corporate financing provides us with added flexibility regarding these loan pools, and by proactively choosing not to extend three of these loan pools we will improve our balance sheet by lowering leverage and materially improve our future cash flows. Further, the combination of the paydowns and the ultimate removal of the debt associated with the pools we did not extend also will lower our debt by approximately $700 million, or more than 18%. We have been committed to deleveraging the Company over time and this is a significant step towards our long-term goals of creating a more sustainable capital structure.

Additionally, capital recycling remains an important component of our strategy, and we continue to pursue opportunities to sell certain non-core assets. We recently sold a small asset in Orlando for nearly $15 million and have four other assets that are currently being marketed for sale. We have identified several additional assets that we may bring to market for sale if market conditions warrant. We expect any net proceeds from these sales will go towards paying down debt.

We also continue to be excited about our non-traded preferred capital offering and believe this offering will not only provide an attractive cost of capital, but also allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are currently trading at material discounts to their net asset values. Our preference would be to use that capital for future growth, though we may also use some of the capital to pay down debt or other corporate uses as needed. We continue to build the selling syndicate and currently have 35 signed dealer agreements representing over 5,027 reps selling this security. We are still very early in the capital raising process and to date, we have issued approximately $50.6 million of gross proceeds, including $9.5 million in July alone.

Turning to investor relations, we continue to have a robust outreach effort to get in front of investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We have already attended numerous industry and wall street conferences this year and have several upcoming conferences later this year. We look forward to speaking with many of you during those events.

We believe we have the right plan in place to move forward and maximize value at Ashford Trust. This plan includes continuing to grow liquidity across the company, optimizing the operating performance of our assets, improving the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We ended the second quarter with a substantial amount of cash on our balance sheet and with the launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.

I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the second quarter, we reported a net loss attributable to common stockholders of $(30.3) million, or $(0.88) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.78.

Adjusted EBITDAre for the quarter was $104.0 million, which reflected a growth rate of 8% over the prior year quarter.

At the end of the second quarter, we had $3.7 billion of loans with a blended average interest rate of 7.8%, taking into account in-the-money interest rate caps. Considering the current levels of LIBOR and SOFR and the corresponding interest rate caps, 96% of our debt is now effectively fixed as almost all of our interest rate caps are now in-the-money.

During the quarter, we extended our BAML Highland Pool Loan until April 2024. As part of this extension, we paid down the existing loan balance by $45 million. Also, during the quarter, we refinanced our mortgage loans for the 157-room La Posada de Santa Fe in Santa Fe, New Mexico, which had a final maturity date in November 2023, and the 252-room Hilton Alexandria in Alexandria, Virginia, which had a final maturity date in June 2023. These two loans were our only final debt maturities in 2023. The new, non-recourse loan totals $98.5 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of SOFR + 4.00%.

Also during the quarter, we extended our KEYS Pool C loan – secured by five hotels with a paydown of approximately $62 million. Subsequent to quarter end, we extended our KEYS Pool D loan – secured by five hotels with a paydown of approximately $26 million, and our KEYS Pool E loan – secured by five hotels with a paydown of approximately $41 million. As Rob discussed, we also elected not to make the required paydowns to extend our KEYS Pool A, B, and F loans – which in total are secured by 19 hotels. The required paydowns needed to extend these loans totaled approximately $255 million. By not extending these loan pools, we not only saved the $255 million in required paydowns but also approximately $80 million in capital expenditures at these hotels through 2025. Many of the properties in the non-extended KEYS Pools are in markets that have experienced significant headwinds throughout their post-pandemic recoveries, and a number of these markets are not forecasted to reach pre-pandemic topline levels until 2025 or 2026. Further, the non-extended KEYS hotels only generated approximately 10% of our Hotel EBITDA and our portfolio RevPAR will increase approximately 3% by removing these lower RevPAR hotels from the portfolio.

With the KEYS loan pool extensions behind us, our next significant extension test is our Morgan Stanley loan pool secured by 17 hotels, which has an initial maturity in November, and we currently believe that loan should be able to be extended until 2024 with no paydown required.

We ended the quarter with cash and cash equivalents of $252 million and restricted cash of $150 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts, and $13.3 million related to trapped cash held by lenders. At the end of the quarter, we also had $19 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We also ended the quarter with net working capital of approximately $344 million.

As of June 30, 2023, our consolidated portfolio consisted of 100 hotels with 22,316 rooms.
Our share count currently stands at approximately 36.6 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 2.1 million OP units. In the second quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price, our equity market cap is approximately $144 million.

While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend for some time.
Our liquidity position is solid, and we are pleased with the progress that we’ve made on our loan extensions and the pace of our non-traded preferred capital raising. While it continues to be a challenging market for hotel debt financing with the increase in both credit spreads and base rates, our portfolio is performing well. From a capital structure and balance sheet perspective, we will continue to focus on raising capital through our non-traded preferred stock, potential asset sales, and paying down our corporate financing.

This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon

Thank you, Deric.

For the quarter, comparable RevPAR for our portfolio increased approximately 7% over the prior year quarter. This RevPAR growth compared favorably to the national averages for both the upscale and upper upscale chain scales. Despite significant cost pressures, we were also able to generate approximately 5% growth in comparable hotel EBITDA. This is a testament to our talented team of asset managers that work relentlessly with our hotel managers to maximize the operating performance of our hotels.

The portfolio saw a number of records set in the second quarter. In fact, 37% of our hotels set all-time second quarter records in comparable total revenue. These record-breaking performances were spread across various markets ranging from Florida to Alaska and among different hotel classes, which included: resort, urban, suburban, and airport locations.

We remain encouraged by the continuing recovery that we are seeing in our urban markets. A large portion of the year-over-year comparable hotel EBITDA success during the second quarter was from Washington D.C., New York/New Jersey, and Atlanta. We have a large concentration of assets in these markets, and they collectively increased comparable hotel EBITDA for the quarter by 12% over the prior year quarter. In fact, four of our hotels in these markets set all-time hotel EBITDA performance records during the second quarter.

We’ve positioned the airport properties in our portfolio to capitalize on increased air lift and accelerating demand trends seen by the airlines. In the second quarter, our airport hotels collectively achieved growth of 15% in comparable hotel EBITDA over the prior year quarter. Our Courtyard Crystal City located by Reagan International Airport capitalized on increased parking demand by revamping its parking rates and offerings for both hotel guests and other customers utilizing the airport, and increased the number of available rooms earmarked for distressed airline passengers. Our Embassy Suites Orlando Airport leveraged a partnership with two major airlines to capture long-term stays associated with their respective training programs. As those training needs exceeded what was contracted, we were able to provide additional inventory at premium rates to further drive revenue.

Another key differentiator and competitive advantage for us is our dedicated revenue optimization team. This team works at a granular level to optimize performance during high demand periods. During the second quarter, the portfolio realized 16% more room nights with 95% or higher occupancy than we did in the prior year quarter. This is particularly encouraging for our urban and suburban hotels, where the number of peak room nights during the second quarter increased 43% and 21% over the prior year quarter, respectively. These peak nights present us with the opportunity to improve profit margins as we are able to drive rate. Our revenue optimization team conducts monthly deep dive calls across our portfolio, focused on driving pricing strategy in each segment of topline business, creating tools to build a strong group base, pushing premiums on club and suite room types, and ensuring our properties follow our optimized marketing strategy.

We remain encouraged by the continued strength we are seeing in the group segment. In the second quarter, group room revenue increased 14% over the prior year quarter. This marks the ninth consecutive quarter with positive year-over-year quarterly growth in group room revenue. We have had a heavy focus on driving group banquet and catering revenues as these are often the most profitable revenue streams within the food and beverage department. In the second quarter, catering revenues increased 19% over the prior year quarter. The increase in group revenue and bookings occurred broadly across the portfolio and included gains in many of our large group hotels, including Marriott Crystal Gateway, Renaissance Nashville, and Marriott DFW. We remain excited about the continued momentum from the group segment.

Moving on to capital expenditures, we have noted in previous calls how we have taken a strategic approach to renovating and strategically repositioning our hotels. So far in 2023, we’ve completed the renovation of the lobby and bar at The Ritz-Carlton Atlanta, the guestrooms at Hampton Inn Evansville and Residence Inn Phoenix, the guestrooms and public space at SpringHill Suites Buford, and the relocation of the concierge lounge at the Renaissance Nashville. Later this year we plan to start a guestroom and public space renovation at the Embassy Suites Dallas, a guestroom renovation at the Marriott Sugar Land, and a fitness center renovation and key addition at the Renaissance

Nashville. For 2023, we anticipate spending between $110 - $130 million on capital expenditures. Looking forward, we are considering several new initiatives across our portfolio, including brand conversions at several hotels, accretive key additions, and executing high-margin ROI projects.

I would like to finish by emphasizing how optimistic we are about the future of this portfolio. As mentioned earlier, group business has continued to show growth, we are seeing more markets rebound, and many of our assets continue to break comparable hotel EBITDA records. The portfolio is well diversified geographically allowing us to continue to capitalize on the industry’s continued recovery. We have a number of value-add and ancillary initiatives we are working on behind the scenes to further add value to the portfolio, which we are excited about. With these new initiatives underway, we are confident that the portfolio will continue to outperform.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.